Exhibit 99.1

Subject: Regulus & Novartis

Dear Regulus Team,

On behalf of my Novartis colleagues, I want to express our genuine excitement to partner with you to accelerate the development of potentially transformative new therapies for patients living with renal diseases. From our earliest conversations with your leadership team to our deeper engagement, we’ve been profoundly impressed by the people, expertise and capabilities you’ve cultivated. Most of all, we are inspired by your talent and passion for innovation, which mirrors our own culture.

As an innovative medicines company, at Novartis, we pursue a focused strategy of delivering high value medicines that alleviate society’s greatest burdens. We continue to build on our strong heritage in treatments for renal disease, and it has been an inspirational time at Novartis with three FDA approvals in renal in less than a year: Vanrafia® in IgA nephropathy (IgAN) earlier this month, and Fabhalta® approvals for C3 glomerulopathy (C3G) and IgAN in March 2025 and August 2024, respectively. As a potential first-in-class novel, next generation oligonucleotide, farabursen complements our renal pipeline and leverages our expertise in renal disease.

Your dedication and hard work have been instrumental in bringing farabursen to its current stage of development. At Novartis, we are focused on our people and are committed to cultivating a culture that brings out the best in everyone so that we can continue to reimagine medicine to improve and extend people’s lives. Working together to achieve potentially transformative scientific and medical advances makes both of our companies exceptional and rewarding places to work. After the closing of the transaction, which we expect to occur in the second half of 2025, subject to the satisfaction of customary closing conditions, we look forward to learning from you, supporting you, working together on our joint mission to improve renal health, and contributing through our global reach to bring medical innovation to as many patients as possible.

I want to thank the Regulus leadership team and colleagues across the company who contributed to realizing this new relationship. In the coming weeks, following the close of the transaction, you will learn more about how we will work together, but until then we will continue operating as separate companies.

I look forward to connecting with you once the transaction closes to reimagine medicine together and make a difference in the lives of patients worldwide. Thank you.

Best regards,

Ruchira Glaser, M.D., M.S.

Development Unit Head, Cardiovascular, Renal and Metabolic

Novartis

Important Information about the Tender Offer

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of common stock, par value $0.001 (the “Shares”), of Regulus Therapeutics Inc., a Delaware corporation (“Regulus”) or any other securities. The tender offer for the outstanding Shares described in this communication has not commenced. At the time the tender offer is commenced, Novartis AG, a company organized under the laws of Switzerland (“Novartis”), and Redwood Merger Sub Inc., a Delaware corporation (“Purchaser”), will file, or will cause to be filed, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the U.S. Securities and Exchange Commission (the “SEC”), and Regulus will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC, in each case with respect to the tender offer.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

An offer to purchase the Shares will only be made pursuant to the offer to purchase, the letter of transmittal and related offer documents filed as a part of the Schedule TO. Those materials and all other documents filed by, or caused to be filed by, Novartis, Purchaser and Regulus with the SEC will be available at no charge on the SEC’s website at www.sec.gov or by directing such requests to the information agent for the offer, which will be named in the tender offer statement. The offer to purchase and related materials also may be obtained for free under the “Investors – Financial Data” section of Novartis’s website at https://www.novartis.com/investors/financial-data/sec-filings. The solicitation/recommendation statement also may be obtained for free under the “Investors” section of Regulus’s website at ir.regulusrx.com/overview. In addition, Regulus files annual, quarterly and current reports and other information, and Novartis files annual reports and other information with the SEC, which are also available to the public at no charge at www.sec.gov.

Forward-Looking Statements

This communication contains statements that are not statements of historical fact, or “forward-looking statements,” including with respect to Novartis’s proposed acquisition of Regulus. Forward-looking statements can generally be identified by words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “look forward,” “believe,” “committed,” “investigational,” “pipeline,” “launch,” or similar terms, or by express or implied discussions regarding potential marketing approvals, new indications or labeling for farabursen, regarding the proposed acquisition of Regulus and the expected timetable for completing the proposed acquisition, the benefits sought to be achieved in the proposed acquisition, or regarding potential future revenues from farabursen. You should not place undue reliance on these statements. Such forward-looking statements are based on Novartis’s current beliefs and expectations regarding future events and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that farabursen clinical trials will be successful, that farabursen will be submitted for marketing approval or approved for sale or, if approved, receive approval for any additional indications or labeling, in any market, or at any particular time, nor can there be any guarantee that, if approved, farabursen will be commercially successful in the future. Neither can there be any guarantee that the conditions to the closing of the proposed acquisition will be satisfied on the expected timetable or at all or that the expected benefits or synergies from this transaction will be achieved in the expected timeframe, or at all. In particular, expectations regarding farabursen or the transaction described in this communication could be affected by, among other things, the timing of the offer and the satisfaction of customary closing conditions, including the tender of a majority of the outstanding Shares and the receipt of regulatory approvals on acceptable terms or at all; the risk that competing offers or acquisition proposals will be made; uncertainty as to whether the milestone associated with the contingent value right (“CVR”) will be achieved and that holders of CVRs will receive payments in respect thereof; the effects of disruption from the transactions contemplated by the merger agreement, and the impact of the announcement and pendency of the transactions on Novartis and/or Regulus’s businesses, including their relationships with employees, business partners or governmental entities; the risk that the offer or the merger may be more expensive to complete than anticipated; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; a diversion of management’s attention from ongoing business operations and opportunities as a result of the offer, the merger or otherwise; general industry conditions and competition; general political, economic and business conditions, including interest rate and currency exchange rate fluctuations; the uncertainties inherent in research and development, including clinical trial results and additional analysis of existing clinical data; regulatory actions or delays or government regulation generally; global trends toward health care cost containment, including government, payor and general public pricing and reimbursement pressures and requirements for increased pricing transparency; our ability to obtain or maintain proprietary intellectual property protection; the particular prescribing preferences of physicians and patients; general political, economic and business conditions; safety, quality, data integrity or manufacturing issues; potential or actual data security and data privacy breaches, or disruptions of our information technology systems, and other risks and factors referred to in Novartis AG’s and Regulus’s filings and reports with the SEC, including Novartis AG’s Annual Report on Form 20-F for the year ended December 31, 2024, Regulus’s Annual Report on Form 10-K for the year ended December 31, 2024 and any subsequent filings made by either party with the SEC, available on the SEC’s website at www.sec.gov. Novartis is providing the information in this communication as of this date and Novartis does not undertake any obligation to update any forward-looking statements contained in this communication as a result of new information, future events or otherwise, except to the extent required by law.